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                                   EXHIBIT 28


              UNIPROP MANUFACTURED HOUSING COMMUNITIES INCOME FUND
                            1997 PROPERTY APPRAISALS

Cushman & Wakefield has recently completed market value appraisals of UMHCIF's four properties as of March 1997. The table below sets forth certain appraisal information for each property, as well as relevant comparisons:


                                             MARCH 1997          MARCH 1996    VARIANCE
PROPERTY                                     APPRAISALS          APPRAISALS      IN %
Aztec Estates, FL                            $20,500,000       $20,200,000       1.5%
Kings Manor, FL                                9,900,000         9,700,000       2.1%
Park of Four Seasons, MN                      13,750,000        13,000,000       5.8%
Old Dutch Farms, MI                            9,050,000         8,500,000       6.5%
                                             -----------       -----------       ----

GRAND TOTAL:                                 $53,200,000       $51,400,000       3.5%

Other Comparisons versus March 1997 Appraisal:
----------------------------------------------

Limited Partners' Capital Contribution:      $30,000,000       Variance        +77.3%
Original Cash Purchase Price of Properties:   26,400,000                      +101.5%



1997 ESTIMATED NET ASSET VALUE OF UNITS

Based on the March 1997 appraisal of the Partnership's properties, the General Partner has calculated the estimated net asset value of each Unit, based on the following assumptions:


-       Sale of the Properties in March 1997 for their appraised value.
-       Costs and selling expenses are 3.0% of the sale price.
-       Amount payable to creditors of the Partnership are negligible.
-       Tax consequences of a sale are not taken into consideration.

Calculations:

March 1997 appraised value of the properties:            $53,200,000

Minus: Costs and selling expenses (3.0%):                  1,596,000
       Limited Partners' Shortfall                            -0-
       Mortgage Debt                                      33,500,000
       Sellers' contingent Purchase Price:                 3,470,000
                                                         -----------
Net Sale Proceeds:                                        14,634,000
                                                         ===========

Limited Partners' Share of Net Sales Proceeds (80.0%)    $11,700,000
                                                         -----------

Estimated Current Net Asset Value per Unit:              $       390
                                                         ===========